Exhibit (a)(xxxix)

DWS VALUE SERIES, INC.

ARTICLES OF AMENDMENT
CHANGING NAME OF SERIES PURSUANT TO SECTION 2-605(a)(2)

DWS Value Series, Inc., a Maryland corporation (which is hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Charter of the Corporation is hereby amended to provide that the series of capital stock of the Corporation currently designated as the “DWS Dreman Mid Cap Value Fund” series is hereby changed to and redesignated as the “DWS Mid Cap Value Fund” series.

SECOND:  The Charter of the Corporation is hereby amended to provide that the series of capital stock of the Corporation currently designated as the “DWS Dreman Small Cap Value Fund” series is hereby changed to and redesignated as the “DWS Small Cap Value Fund” series.

THIRD:  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions for redemption of the series of capital stock redesignated pursuant to Article FIRST and Article SECOND of these Articles of Amendment are not changed by these Articles of Amendment.

FOURTH:  A majority of the entire Board of Directors of the Corporation, acting at a meeting duly called and held on January 9, 2013, adopted resolutions amending the Charter of the Corporation as described above.  The amendment is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders.

FIFTH:  These Articles of Amendment shall become effective on March 1, 2013.

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IN WITNESS WHEREOF, DWS Value Series, Inc. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its Vice President and attested to by its Assistant Secretary on this 19th day of February, 2013; and its Vice President acknowledges that these Articles of Amendment are the act of DWS Value Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:                                                                           DWS VALUE SERIES, INC.

/s/Hepsen Uzcan             /s/John Millette
Assistant Secretary                                                        Vice President
Hepsen Uzcan                                                                  John Millette